Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

July 8, 2022

Fundrise Equity REIT, LLC

c/o Fundrise, LLC

11 Dupont Circle NW, 9th Floor

Washington, D.C. 200036

Re:	Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK No. 1648956) (as amended or supplemented, the “Offering Statement”) on July 8, 2022 pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the proposed issuance by Fundrise Equity REIT, LLC (the “Company”) of up to $62,762,944 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”). The Shares are being issued to the shareholders of Fundrise Balanced eREIT, LLC (the “Balanced eREIT”), in connection with, and contingent upon, the merger contemplated by that certain Agreement and Plan of Merger by and between the Company and Balanced eREIT, which we have assumed will be executed by the parties thereto substantially in the form that is included as Exhibit 6.5 to the Offering Statement (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery in exchange for the outstanding common shares of Balanced eREIT, in accordance with the terms of the Merger Agreement, will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP